SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 3, 2005

Credit Suisse First Boston (USA), Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

1-6862	13-1898818
(Commission File Number)	(I.R.S. Employer
(Identification No.)

Eleven Madison Avenue, New York, New York	10010
(Address of principal executive office)	(Zip Code)

(212) 325-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On August 3, 2005, Credit Suisse Group, our ultimate parent, released its financial results for the three and six months ended June 30, 2005, including the financial results of the Institutional Securities and Wealth & Asset Management segments of the Credit Suisse First Boston division, of which we are a part.

Credit Suisse Group reported net income of CHF 919 million and CHF 2,829 million for the three and six months ended June 30, 2005, respectively.  Included in these results was a CHF 960 million pre-tax (CHF 624 million after-tax) charge to increase the reserve for private litigation involving Enron, research analyst independence, certain IPO allocation practices and other related litigation.  Including this litigation charge, the Institutional Securities segment of the Credit Suisse First Boston division reported a net loss of CHF 408 million for the three months ended June 30, 2005, and net income of CHF 132 million for the six months ended June 30, 2005.  The Wealth & Asset Management segment of the Credit Suisse First Boston division reported net income of CHF 245 million and CHF 380 million for the three and six months ended June 30, 2005, respectively.

We have not reported our financial results for the three and six months ended June 30, 2005.  We will report these results in connection with the filing of our quarterly report on Form 10-Q.

Including the litigation charge, we expect to report a net loss of approximately USD 439 million and USD 263 million for the three and six months ended June 30, 2005, respectively.  We had net income of USD 292 million and USD 459 million for the three and six months ended June 30, 2004, respectively.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Credit Suisse First Boston (USA), Inc.

/s/ David C. Fisher
David C. Fisher
Chief Financial and Accounting Officer

August 3, 2005